Exhibit 10.2

Federal Signal Corporation
Executive Change-in-Control Severance Agreement

     THIS EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT is made, entered into, and is effective this           day of July 2004 (hereinafter referred to as the “Effective Date”), by and between Federal Signal Corporation (the “Company”), a Delaware corporation, and         (the “Executive”).

     WHEREAS, the Executive is currently employed by the Company and possesses considerable experience and knowledge of the business and affairs of the Company concerning its policies, methods, personnel, and operations; and

     WHEREAS, the Company is desirous of assuring insofar as possible, that it will continue to have the benefit of the Executive’s services; and the Executive is desirous of having such assurances; and

     WHEREAS, the Company recognizes that circumstances may arise in which a Change in Control of the Company occurs, through acquisition or otherwise, thereby causing uncertainty of employment without regard to the Executive’s competence or past contributions. Such uncertainty may result in the loss of the valuable services of the Executive to the detriment of the Company and its shareholders; and

     WHEREAS, both the Company and the Executive are desirous that any proposal for a Change in Control or acquisition will be considered by the Executive objectively and with reference only to the business interests of the Company and its shareholders; and

     WHEREAS, the Executive will be in a better position to consider the Company’s best interests if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such Change in Control or acquisition.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     Article 1. Definitions

     Wherever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)	“Agreement” means this Executive Change-in-Control Severance Agreement.

(b)	“Base Salary” means, at any time, the then regular annual rate of pay which the Executive is receiving as annual salary, excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.

(c)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(d)	“Board” means the Board of Directors of the Company.

(e)	“Cause” shall be determined solely by the Committee in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

(i)	The Executive’s willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s Disability), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Committee believes that the Executive has not substantially performed his duties, and the Executive has failed to remedy the situation within fifteen (15) business days of such written notice from the Company; or

(ii)	The Executive’s conviction of a felony; or

(iii)	The Executive’s willful engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. However, no act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

(f)	“Change in Control” of the Company shall mean the occurrence of any one (1) or more of the following events:

(i)	Any Person (other than the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities;

(ii)	During any period of not more than twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)	The consummation of a merger or consolidation of the Company with any other corporation, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than forty percent (40%) of the combined voting power of the Company’s then outstanding securities;

(iv)	The Company’s stockholders approve a plan or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction or series of transactions having a similar effect); or

(v)	Any other transaction that the Board designates as being a Change in Control.

(g)	“Code” means the Internal Revenue Code of 1986, as amended.

(h)	“Committee” means the Compensation Committee of the Board of Directors of the Company, or, if no Compensation Committee exists, then the full Board of Directors of the Company, or a committee of Board members, as appointed by the full Board to administer this Agreement.

(i)	“Company” means Federal Signal Corporation, a Delaware corporation (including any and all subsidiaries), or any successor thereto as provided in Article 9 herein.

(j)	“Disability” or “Disabled” shall have the meaning ascribed to such term in the Executive’s governing long-term disability plan, or if no such plan exists, at the discretion of the Board.

(k)	“Effective Date” means the date this Agreement is approved by the Board, or such other date as the Board shall designate in its resolution approving this Agreement, and as specified in the opening sentence of this Agreement.

(l)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided in Section 2.2 herein, which triggers the payment of Severance Benefits hereunder.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)	“Good Reason” means, without the Executive’s express written consent, the occurrence after a Change in Control of the Company of any one (1) or more of the following:

(i)	The assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an executive and/or officer of the Company, or a material reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities from those in effect as of ninety (90) calendar days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)	The Company’s requiring the Executive to be based at a location in excess of fifty (50) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control; except for required travel on the Company’s business to an extent substantially consistent with the Executive’s then present business travel obligations;

(iii)	A reduction by the Company of the Executive’s Base Salary in effect on the Effective Date hereof, or as the same shall be increased from time to time;

(iv)	The failure of the Company to continue in effect any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which the Executive participates unless such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally; or the failure by the Company to continue the Executive’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control of the Company;

(v)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Article 9 herein; and

(vi)	A material breach of this Agreement by the Company which is not remedied by the Company within ten (10) business days of receipt of written notice of such breach delivered by the Executive to the Company.

Unless the Executive becomes Disabled, the Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The

Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

(o)	“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(p)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(q)	“Qualifying Termination” means any of the events described in Section 2.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

(r)	“Severance Benefits” mean the payment of severance compensation as provided in Section 2.3 herein.

     Article 2. Severance Benefits

     2.1 Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits as described in Section 2.3 herein, if there has been a Change in Control of the Company and, for certain benefits, if within twenty-four (24) calendar months thereafter the Executive’s employment with the Company shall end for any reason specified in Section 2.2 herein as being a Qualifying Termination.

     The Executive shall not be entitled to receive Severance Benefits if he is terminated for Cause, or if his employment with the Company ends due to death, Disability, or a voluntary termination of employment for reasons other than as specified in Section 2.2(b) herein.

     No Executive shall be entitled to receive duplicative severance benefits under any other Company-related plans or programs if benefits are triggered hereunder.

     2.2 Qualifying Termination. The occurrence of any one of the following events within twenty-four (24) calendar months after a Change in Control of the Company shall trigger the payment of Severance Benefits to the Executive under this Agreement:

(a)	The Company’s involuntary termination of the Executive’s employment without Cause; and

(b)	The Executive’s voluntary employment termination for Good Reason.

     For purposes of this Agreement, a Qualifying Termination shall not include a termination of employment by reason of death, Disability, or the Executive’s voluntary termination for reasons other than as specified in Section 2.2(b) herein, or the Company’s involuntary termination for Cause.

     2.3 Description of Severance Benefits. In the event the Executive becomes entitled to receive Severance Benefits, as provided in Sections 2.1 and 2.2 herein, the Company shall pay to the Executive and provide him with the following Severance Benefits:

(a)	A lump-sum amount equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination.

(b)	A lump-sum amount equal to the Executive’s then current annual target bonus opportunity, established under the annual bonus plan in which the Executive is then participating, for the bonus plan year in which the Executive’s Effective Date of Termination occurs, multiplied by a fraction the numerator of which is the number of full completed months in the year from

January 1 through the Effective Date of Termination, and the denominator of which is twelve (12). This payment will be in lieu of any other payment to be made to the Executive under the annual bonus plan in which the Executive is then participating for the plan year.

(c)	A lump-sum amount equal to one and one-half (1.5) multiplied by the sum of the following: (i) the higher of: (A) the Executive’s annual rate of Base Salary in effect upon the Effective Date of Termination, or (B) the Executive’s annual rate of Base Salary in effect on the date of the Change in Control; and (ii) the Executive’s annual target bonus opportunity established under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Executive’s Effective Date of Termination occurs.

(d)	A lump-sum amount equal to one-half (0.5) multiplied by the sum of the following: (i) the higher of: (A) the Executive’s annual rate of Base Salary in effect upon the Effective Date of Termination, or (B) the Executive’s annual rate of Base Salary in effect on the date of the Change in Control; and (ii) the Executive’s annual target bonus opportunity established under the annual bonus plan in which the Executive is then participating for the bonus plan year in which the Executive’s Effective Date of Termination occurs. Such amount shall be in consideration for the Executive entering into a noncompete agreement as described in Article 4 herein.

(e)	Upon a Qualifying Termination, vesting and cash-out of any and all outstanding cash-based long-term incentive awards held by the Executive, as granted to the Executive by the Company as a component of the Executive’s compensation. The cash-out shall be in a lump-sum amount equal to the target award level established for each award, multiplied by a fraction the numerator of which is the full number of completed days in the preestablished performance period as of the Effective Date of termination, and the denominator of which is the full number of days in the entire performance period (i.e., typically thirty-six (36) months). This payment will be in lieu of any other payment to be made to the Executive under these long-term performance-based award plans.

(f)	Upon the occurrence of a Change in Control, an immediate full vesting and lapse of all restrictions on any and all outstanding equity-based long-term incentives, including but not limited to stock options and restricted stock awards held by the Executive. This provision shall override any conflicting language contained in the Executive’s respective award agreements.

(g)	Upon the occurrence of a Change in Control, the Company shall, as soon as possible, but in no event longer than thirty (30) calendar days following the occurrence of a Change in Control, make an irrevocable contribution to the then current trust in effect for purposes of holding assets to assist the Company in satisfying its liabilities under the Federal Signal Corporation Supplemental Savings and Investment Plan (the “Deferred Compensation Plan”) or successor thereto in an amount that is sufficient (taking into account the trust assets, if any, resulting from prior contributions) to fund the trust in an amount equal to no less than one hundred percent (100%) of the amount necessary to pay each participating Executive the benefits to which such Executive would be entitled pursuant to the terms of the aforementioned Deferred Compensation Plan.

(h)	Continuation for twenty-four (24) months of the Executive’s medical insurance coverage. The benefit shall be provided by the Company to the Executive beginning immediately upon the Effective Date of Termination. Such benefit shall be provided to the Executive at the same coverage level and cost to the Executive as in effect immediately prior to the Executive’s Effective Date of Termination.

The Executive shall qualify for full COBRA health benefit continuation coverage beginning concurrently with the aforementioned twenty-four (24) month period.

Notwithstanding the above, this medical insurance benefit shall be discontinued prior to the end of the stated continuation period in the event the Executive receives a substantially similar benefit from a subsequent employer, as determined solely by the Committee in good faith. For purposes of enforcing this offset provision, the Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and any corresponding benefit earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

     2.4 Termination for Total and Permanent Disability. Following a Change in Control, if the Executive’s employment is terminated with the Company due to Disability, the Executive’s benefits shall be determined in accordance with the Company’s retirement, insurance, and other applicable plans and programs then in effect.

     2.5 Termination for Death. Following a Change in Control, if the Executive’s employment with the Company is terminated by reason of his death, the Executive’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs then in effect.

     2.6 Termination for Cause or by the Executive Other Than for Good Reason. Following a Change in Control, if the Executive’s employment is terminated either: (i) by the Company for Cause; or (ii) voluntarily by the Executive for reasons other than as specified in Section 2.2(b) herein, the Company shall pay the Executive his full Base Salary at the rate then in effect, accrued vacation, and other items earned by and owed to the Executive through the Effective Date of Termination, plus all other amounts to which the Executive is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

     2.7 Notice of Termination. Any termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party.

     Article 3. Form and Timing of Severance Benefits

     3.1 Form and Timing of Severance Benefits. The Severance Benefits described in Sections 2.3(a), 2.3(b), 2.3(c), 2.3(d), and 2.3(e) herein shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond ten (10) calendar days from such date.

     3.2 Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally shall be required.

     Article 4. Noncompetition and Confidentiality

     In the event of a Change in Control, as provided in Article 1 paragraph (f) herein, the following shall apply:

(a)	Noncompetition. During the term of this Agreement and, if longer, for a period of eighteen (18) months after the Effective Date of Termination, the Executive shall not: (i) directly or indirectly act in concert or conspire with any person employed by the Company in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity which he knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on; or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity which he knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on (provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Executive may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934).

(b)	Confidentiality. The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. All Protected Information shall remain confidential permanently and no Executive shall at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Executive’s employment with the Company), nor use in any manner, either during the term of employment or after termination, at any time, for any reason, any Protected Information, or cause any such information of the Company to enter the public domain.

For purposes of this Agreement, “Protected Information” means trade secrets, confidential and proprietary business information of the Company, and any other information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees, including the Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

(c)	Nonsolicitation. During the term of this Agreement and, if longer, for a period of eighteen (18) months after the Effective Date of Termination, the Executive shall not employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company.

(d)	Cooperation. Executive agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Executive’s employment by the Company or any of its subsidiaries.

(e)	Nondisparagement. At all times, the Executive agrees not to disparage the Company or otherwise make comments harmful to the Company’s reputation.

(f)	Judicial Interpretation. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that any restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply to the maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(g)	Injunctive Relief and Additional Remedy. The Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s rights under this Article or any other remedies of the Company, if the Executive breaches any of the provisions of this Article, the Company will have the right to recover any amounts paid to the Executive under subsection 2.3(d) of this Agreement.

     Article 5. Excise Tax Equalization Payment

     5.1 Excise Tax Equalization Payment. If any portion of the Severance Benefits or any other payment under this Agreement, or under any other agreement with, or plan of the Company (in the aggregate, “Total Payments”) would constitute an “excess parachute payment,” such that a golden parachute excise tax is due, the Company shall provide to the Executive, in cash, an additional payment in an amount sufficient to cover the full cost of any excise tax and all of the Executive’s additional federal, state, and local income, excise, and employment taxes that arise on this additional payment (cumulatively, the “Full Gross-Up Payment”), such that the Executive is in the same after-tax position as if he had not been subject to the excise tax. For this purpose, the Executive shall be deemed to be in the highest marginal rate of federal, state, and local income taxes in the state and locality of the Executive’s residence on the Effective Date of Termination. This payment shall be made as soon as possible following the date of the Executive’s Qualifying Termination, but in no event later than ten (10) calendar days from such date.

     For purposes of this Agreement, the term “excess parachute payment” shall have the meaning assigned to such term in Section 280G of the Internal Revenue Code, as amended (the “Code”), and the term “excise tax” shall mean the tax imposed on such excess parachute payment pursuant to Sections 280G and 4999 of the Code.

     5.2 Subsequent Recalculation. In the event the Internal Revenue Service subsequently adjusts the excise tax computation herein described, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole on an after-tax basis (less any amounts received by the Executive that the Executive would not have received had the computations initially been computed as subsequently adjusted), including the value of any underpaid excise tax, and any related interest and/or penalties due to the Internal Revenue Service.

     Article 6. The Company’s Payment Obligation

     6.1 Payment Obligations Absolute. The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

     The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 2.3(h) herein.

     6.2 Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder, except to the extent provided in Section 2.3(g) herein.

     Article 7. Term of Agreement

     This Agreement will commence on the Effective Date and shall continue in effect for three (3) full years. However, at the end of such three (3) year period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless either party delivers written notice six (6) months prior to the end of such term, or extended term, stating that the Agreement will not be extended. In such case, the Agreement will terminate at the end of the term, or extended term, then in progress.

     However, in the event of a Change in Control of the Company, the term of this Agreement shall automatically be extended for two (2) years from the date of the Change in Control.

     Article 8. Dispute Resolution

     Any dispute or controversy between the parties arising under or in connection with this Agreement shall be settled by arbitration.

     The arbitration proceeding shall be conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of the Executive’s principal place of employment, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrators in any court having competent jurisdiction.

     All expenses of such litigation or arbitration, including the reasonable fees and expenses of the legal representative for the Executive, and necessary costs and disbursements incurred as a result of such dispute or legal proceeding, and any prejudgment interest, shall be borne by the Company.

     Article 9. Successors

     9.1 Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement.

     9.2 Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

     Article 10. Miscellaneous

     10.1 Employment Status. This Agreement is not, and nothing herein shall be deemed to create, an employment contract between the Executive and the Company or any of its subsidiaries. The Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time his compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge him prior to a Change in Control (subject to such discharge possibly being considered a Qualifying Termination pursuant to Section 2.2).

     10.2 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof. In addition, the payments provided for under this Agreement in the event of the Executive’s termination of employment shall be in lieu of any severance benefits payable under any severance plan, program, or policy of the Company to which he might otherwise be entitled.

     10.3 Notices. All notices, requests, demands, and other communications hereunder shall be sufficient if in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

     10.4 Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

     10.5 Conflicting Agreements. This Agreement completely supersedes any and all prior change-in-control agreements or understandings, oral or written, entered into by and between the Company and the Executive, with respect to the subject matter hereof, and all amendments thereto, in their entirety. Further, the Executive hereby represents and warrants to the Company that his entering into this Agreement, and the obligations and duties undertaken by him hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which he is a party, except to the extent any such conflict, breach, or violation under any such agreement has been disclosed to the Board in writing in advance of the signing of this Agreement.

     Notwithstanding any other provisions of this Agreement to the contrary, if there is any inconsistency between the terms and provisions of this Agreement and the terms and provisions of Company-sponsored compensation and welfare plans and programs, the Agreement’s terms and provisions shall completely supersede and replace the conflicting terms of the Company-sponsored compensation and welfare plans and programs, where applicable.

     10.6 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

     Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to the Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.

     10.7 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by a member of the Board, as applicable, or by the respective parties’ legal representatives or successors.

     10.8 Applicable Law. To the extent not preempted by the laws of the United States, the laws of Delaware shall be the controlling law in all matters relating to this Agreement without giving effect to principles of conflicts of laws.

     IN WITNESS WHEREOF, the parties have executed this Agreement on this        day of         , 2004.

ATTEST

Federal Signal Corporation

By: ,
Compensation Committee of the
Board of Directors

Executive